Appleton Reports First Quarter 2010 Results

APPLETON, Wis., May 10 /PRNewswire/ --

First Quarter 2010 financial highlights compared to First Quarter 2009 include:
•	Net sales of $232.2 million were up 9.2%
•	Net sales of carbonless papers were up 3.4%; shipments up nearly 13%
•	Net sales of thermal papers were up 23.4%; shipments up approximately 36%
•	Gross profits of $43.8 million were up 4.8%
•	Voluntary debt refinancing extends maturities, increases liquidity, eliminates certain financial covenants and increases financial flexibility

Appleton’s first quarter 2010 net sales of $232.2 million increased 9.2 percent compared to first quarter 2009 net sales of $212.6 million. Appleton’s first quarter 2010 net loss of $7.4 million compared to net income of $1.2 million in first quarter 2009.

First quarter 2010 results include an $8.2 million environmental expense recovery as a result of an insurance settlement, a $5.5 million increase in interest expense and a $5.5 million debt extinguishment expense resulting from the voluntary refinancing of the Company’s debt. First quarter 2009 results included $5.4 million of debt extinguishment gain as a result of making market purchases of senior subordinated notes at a price significantly less than face value.

“Our strong sales resulted from improved market demand for our products and increased market share, especially in the carbonless and thermal paper segments,” said Mark Richards, Appleton’s chairman, president and chief executive officer. “The excellent response to the launch of our new Superior carbonless sheet product, as well as increased international demand, helped drive up carbonless sales over 3 percent.  Sales of our thermal paper grew by 23 percent on shipment volume that increased 36 percent. Those results reflect significant share gains for both our point-of-sale and high value-added grades.” He added that sales for the Performance Packaging Division, when adjusted for the December sale of C&H Packaging, increased $3.6 million compared to first quarter 2009.

Richards said the Encapsys® business unit, which is now reported as a separate segment, continues to grow.  Encapsys applies Appleton’s extensive knowledge of the microencapsulation process in creative and collaborative ways to develop and deliver better products to customers. “We are excited about the opportunities to explore new markets and develop relationships beyond the paper industry where we can leverage this core competency. Our goal is to be the partner of choice for technology collaborations related to microencapsulation,” Richards said.

The positive impact that the Company’s strong sales and shipment volumes had on earnings was offset by unfavorable product pricing and mix, as well as higher than expected raw material costs, especially for pulp and energy. Expenses associated with the Company’s debt refinancing, also reduced earnings for the quarter. “We are being very aggressive in our efforts to control costs and spending and improve operating efficiencies to soften the impact of raw material inflation,” Richards stated.

Appleton Reports First Quarter 2010 Results	page 2
May 10, 2010

First Quarter Business Unit Results (dollars in thousands):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	April 4, 2010	April 5, 2009	April 4, 2010	April 5, 2009

Technical Papers	$204,850	$185,548	$6,230	$8,045
Encapsys	11,468	9,209	1,533	342
Performance Packaging	22,159	23,944	1,335	344
Other (Unallocated)	—	—	6,790	(534)
Intersegment (a)	(6,309)	(6,151)	(1,148)	(774)
	$232,168	$212,550	$14,740	$7,423

(a)	Represents the portion of the Encapsys segment relating to encapsulated products provided internally for the production of carbonless papers.

Technical Papers
Technical Papers first quarter 2010 net sales of $204.8 million were $19.3 million, or 10.4 percent, higher than first quarter 2009 due to a nearly 20 percent increase in shipment volumes. Carbonless net sales increased $4.1 million, or 3.4 percent, compared to first quarter 2009, primarily due to the launch of the Company’s new Superior carbonless sheet product, as well as increased international demand. Net sales of thermal papers increased $15.2 million, or 23.4 percent, compared to the prior year quarter, due to increased shipment volumes of approximately 36 percent.

Technical Papers first quarter 2010 operating income of $6.2 million decreased $1.8 million from that of first quarter 2009 due to unfavorable price and mix (-$18.1 million), inflation of raw materials and utilities pricing (-$2.4 million) and higher distribution costs (-$0.6 million) offset by reduced manufacturing costs (+$9.1 million), reductions in mill curtailments to match customer demand  (+$3.8 million), overall higher shipment volumes (+$3.5 million) and reduced start-up costs of the thermal coater at the West Carrollton, Ohio paper mill (+$2.9 million).

Encapsys
Encapsys first quarter 2010 net sales of $11.5 million were $2.2 million, or 24.5 percent, higher than first quarter 2009. First quarter 2010 volumes were nearly 43 percent higher than the prior year quarter. This increase in sales contributed an increase in operating income of $1.2 million.

Performance Packaging
Performance Packaging first quarter 2010 net sales of $22.2 million were $1.8 million, or 7.5 percent, lower than first quarter 2009. Compared to first quarter 2009, segment net sales declined due to the December 2009 sale of C&H Packaging Company, Inc.  The remaining Packaging business actually reported a $3.6 million increase in first quarter 2010 net sales on a volume increase of nearly 14%. First quarter 2010 operating income, for the remaining business, increased $1.3 million from first quarter 2009.

Other (Unallocated)
Other (unallocated) includes costs associated with new business development activities and unallocated corporate expenses. Current quarter costs decreased $7.3 million from first quarter 2009 due to the recording of the $8.2 million Fox River insurance recovery.

Appleton Reports First Quarter 2010 Results	page 3
May 10, 2010

Debt Refinancing
On February 8, 2010, Appleton completed a voluntary refinancing of its debt. The refinancing included the sale of $305.0 million of 10.5% senior secured first lien notes due June 2015 and a new five-year, asset-backed $100 million revolving credit facility. Proceeds from the sale of the senior secured notes, less expenses and discounts, were $292.2 million. Initial borrowing on the new revolver totaled $20.6 million. A majority of the proceeds from this refinancing transaction were used to repay, and thus terminate, the senior secured credit facilities which included senior secured variable rate notes payable of $211.2 million, plus interest, and the old revolving credit facility of $97.1 million, plus interest. Remaining proceeds were used to pay related expenses totaling $10.6 million. Debt extinguishment expenses of $5.5 million were charged against the quarter’s results resulting from the write-off of previously capitalized deferred debt issuance costs.

Balance Sheet
At the end of first quarter 2010, the Company had cash totaling $3.2 million. This compared to cash of $10.0 million at year-end 2009. During first quarter 2010, the Company used $25.2 million of cash in operations largely as the result of a $27.7 million increase in working capital. Higher net sales caused an increase in accounts receivable and preparation for planned mill outages contributed to higher inventory levels. Prior to the February 2010 refinancing, Appleton had borrowed an additional net $8.9 million on the old revolving line of credit. Subsequent to the February refinancing, a net $17.9 million was borrowed using the new revolving line of credit. Appleton invested $2.4 million on capital projects and used $6.8 million of cash for other financing activities, including mandatory repayments of debt.

Outlook
Richards said the Company expects that raw material cost inflation will continue to place pressure on earnings, especially in the second quarter. The Company also plans to conduct scheduled maintenance work, in the second quarter, which will interrupt production at some of its facilities.

Richards said the Company will continue to seek ways to reduce operating costs and drive continued growth of sales and market share. The Company has successfully implemented price increases across all its paper products; however, the Company does not expect to see a significant benefit from these increases until the second half of the year due to pricing agreements already in place with many of its customers.

“Demand for our products is returning and we are encouraged by the signs of a broader economic recovery. Those improvements may not be as consistent or timely as we would like, but there are indications that the worst of the recession is behind us,” Richards said. He added that the strength, breadth and brand value of Appleton’s paper product lines have the Company well-positioned to serve its core markets as market demand continues to improve. Appleton is especially optimistic about continued sales growth of its thermal paper products that leverage the capabilities of the Company’s new coater.

“Inflation will pose some near-term challenges for us, but our strategies, discipline and market leadership positions will serve us well as the year progresses,” said Richards.

Appleton Reports First Quarter 2010 Results	page 4
May 10, 2010

Earnings release conference call
Appleton will host a conference call to discuss its first quarter 2010 results on Tuesday, May 11, 2010, at 10:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through June 9.

About Appleton
Appleton creates product solutions through its development and use of coating formulations, coating applications and encapsulation technology. The Company produces carbonless papers, thermal papers, Encapsys products and performance packaging products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and Massachusetts, employs approximately 2,100 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Media Contact:                   Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words “will,” “may,” “should,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” “seek” or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton’s strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company’s control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under “Item 1A - Risk Factors” in the Annual Report on Form 10-K for the year ended January 2, 2010. Many of these factors are beyond Appleton’s ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Appleton Reports First Quarter 2010 Results	page 5
May 10, 2010

Table 1

Appleton Papers Inc.
Consolidated Statements of Operations
(unaudited)
(dollars in thousands)

	For the Three Months Ended	For the Three Months Ended
	April 4, 2010	April 5, 2009

Net sales	$232,168	$212,550
Cost of sales	188,418	170,809

Gross profit	43,750	41,741

Selling, general and administrative expenses	37,191	34,318
Environmental expense insurance recovery	(8,181)	—

Operating income	14,740	7,423

Other expense (income)
Interest expense	16,922	11,392
Debt extinguishment expense (gain), net	5,532	(5,380)
Interest income	(10)	(16)
Foreign exchange (gain) loss	(263)	279

(Loss) income before income taxes	(7,441)	1,148

Benefit for income taxes	(79)	(15)

Net (loss) income	$(7,362)	$1,163

Other Financial Data:

Depreciation and amortization of intangible assets	$13,168	$15,389

Appleton Reports First Quarter 2010 Results	page 6
May 10, 2010

Table 2

Appleton Papers Inc.
Consolidated Balance Sheets
(unaudited)
(dollars in thousands)

	April 4, 2010	January 2, 2010

Cash and cash equivalents	$3,238	$9,963
Accounts receivable	111,977	90,584
Inventories	129,635	120,942
Other current assets	54,529	54,835
Total current assets	299,379	276,324

Property, plant and equipment, net	395,602	405,598

Other long-term assets	111,422	116,058

Total assets	$806,403	$797,980

Accounts payable	$51,933	$60,020
Other current liabilities	104,391	103,633
Total current liabilities	156,324	163,653

Long-term debt	583,325	544,113

Other long-term liabilities	173,079	189,608

Total equity	(106,325)	(99,394)

Total liabilities & equity	$806,403	$797,980